Exhibit 23(a)

                       Consent of KPMG Peat Marwick LLP
                       --------------------------------


The Board of Directors
Factory Card Outlet Corp.:


We consent to the incorporation by reference in this registration statement on Form S-8 of Factory Card Outlet Corp. of our report dated September 30, 1996, except as to Note 12, "Subsequent Events-Stock Split," which is as of November 19, 1996 relating to the consolidated balance sheets of Factory Card Outlet Corp. and subsidiary as of June 29, 1996 and July 1, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 29, 1996, which report appears in the prospectus dated December 12, 1996, filed by Factory Card Outlet Corp. pursuant to Rule 424(b) under the Securities Act of 1933.


                                        KPMG PEAT MARWICK LLP



Chicago, Illinois
February 26, 1997